UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 18, 2007, PerkinElmer Inc. (“PerkinElmer”) entered into an agreement with Pediatrix Medical Group, Inc. (NYSE: PDX) (“Pediatrix”) under which PerkinElmer will acquire the newborn metabolic screening business of Pediatrix. As a result of the agreement, PerkinElmer will acquire Pediatrix’s metabolic screening laboratory and its StepOne® newborn screening product that is capable of analyzing more than 50 inherited disorders in newborns.

The stock purchase agreement by and between PerkinElmer Holdings, Inc. (“PerkinElmer Holdings”), a subsidiary of PerkinElmer, and Pediatrix (the “Purchase Agreement”) provides for the acquisition of all the stock of Pediatrix Screening, Inc.(“PSI”) and all of PSI’s ownership interests in Pediatrix Screening, L.P. by PerkinElmer Holdings in exchange for payment of cash consideration of $66,000,000, subject to a post-closing adjustment for changes in working capital. The Purchase Agreement contains representations, warranties and covenants as to the parties’ business, financial and legal obligations and provides for indemnification by each of the parties in the event of, among other things, a breach of such representations. PerkinElmer is also party to the Purchase Agreement solely as a guarantor with respect to PerkinElmer Holdings’s obligations under the Purchase Agreement.

The transaction is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Act, and is expected to close in the first quarter of 2008.

A copy of the press release announcing the entry into the Purchase Agreement is filed with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: December 21, 2007	By:	/s/ John L. Healy
John L. Healy, Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 19, 2007, issued by PerkinElmer, Inc. to announce the entrance into the Purchase Agreement